Exhibit 17.3

GARY CURTIS CANNON
ATTORNEY AT LAW
11497 Tree Hollow Lane
San Diego, CA 92128-5287
_____________________

Telephone (858) 391-9083  Facsimile (858) 391-9084
email: gcannon@GaryCurtisCannonAttorney.com

May 4, 2009

Larry Stambaugh
Chairman of the Board
Cryoport, Inc.
20382 Barents Sea Circle
Lake Forest, CA 92630

Re: Resignation from the CryoPort, Inc. Board of Directors

Dear Larry,

I resign my position on the Board of Directors for CryoPort, Inc. It has been a pleasure to serve with so many fine individuals.

Sincerely,

/s/ Gary Curtis Cannon
Gary Curtis Cannon
Attorney at Law

GCC/dc

Cc: File